Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 30, 2017

Express Scripts Holding Company

One Express Way

St. Louis, Missouri 63121

Re:	Express Scripts Holding Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Express Scripts Holding Company, a Delaware corporation (the “Company”), in connection with the public offering of (a) $500,000,000 aggregate principal amount of the Company’s 2.600% Senior Notes due 2020 (the “2020 Notes”), to be issued under the Indenture, dated as of November 21, 2011 (the “Base Indenture”), among the Company, certain subsidiaries of the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Twenty-Second Supplemental Indenture, dated as of November 30, 2017 (the “Twenty-Second Supplemental Indenture”), among the Company, the Guarantors listed on Schedule I hereto (collectively, the “Guarantors”) and the Trustee, (b) $400,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2020 (the “Floating Rate Notes”), to be issued under the Base Indenture, as supplemented by the Twenty-Third Supplemental Indenture, dated as of November 30, 2017 (the “Twenty-Third Supplemental Indenture”), among the Company, the Guarantors, the Trustee and Wells Fargo Bank, National Association, as calculation agent, and (c) $500,000,000 aggregate principal amount of the Company’s 3.050% Senior Notes due 2022 (together with the 2020 Notes and the Floating Rate Notes, the “Notes”), to be issued under the Base Indenture, as supplemented by the Twenty-Fourth Supplemental Indenture, dated as of November 30, 2017 (the “Twenty-Fourth Supplemental Indenture” and, together with the Base Indenture, the Twenty-Second Supplemental Indenture and the Twenty-Third Supplemental Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee. The Indenture provides that the Notes are to be guaranteed by the Guarantors (such guarantees, together with the Notes, the “Securities”).

Express Scripts Holding Company

November 30, 2017

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-221565) of the Company and the Guarantors relating to the Securities and other securities of the Company filed on November 14, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated November 14, 2017 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated November 20, 2017, relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (together with the Base Prospectus, the “Preliminary Prospectus”);

(d) the prospectus supplement, dated November 20, 2017, relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (together with the Base Prospectus, the “Prospectus”);

(e) an executed copy of the Underwriting Agreement, dated November 20, 2017 (the “Underwriting Agreement”), among the Company, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Mizuho Securities USA LLC, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company and the Guarantors to the Underwriters of the Securities;

(f) an executed copy of the Base Indenture;

(g) an executed copy of the Twenty-Second Supplemental Indenture;

(h) an executed copy of the Twenty-Third Supplemental Indenture;

(i) an executed copy of the Twenty-Fourth Supplemental Indenture;

(j) the global certificates evidencing the Notes registered in the name of Cede & Co. (collectively, the “Note Certificates”) in the form delivered by the Company to the Trustee for authentication and delivery;

Express Scripts Holding Company

November 30, 2017

(k) each notation of guarantee (the “Guarantees”) of each of the Guarantors, endorsed on the Note Certificates;

(l) an executed copy of the certificate of Timothy C. Wentworth, President and Chief Executive Officer of the Company, and James M. Havel, Executive Vice President and Chief Financial Officer of the Company, dated the date hereof (the “Officer’s Certificate”);

(m) an executed copy of a certificate for each Opinion Party (as defined below) of the Secretary or Assistant Secretary, as applicable, of each Opinion Party, dated the date hereof (collectively, the “Secretary’s Certificates”);

(n) a copy of each Opinion Party’s certificate of incorporation, certified by the Secretary of State of Delaware, and certified pursuant to the Secretary’s Certificates, as applicable;

(o) a copy of each Opinion Party’s bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificates, as applicable;

(p) a copy of certain resolutions of the board of directors of the Company (the “Board of Directors”), adopted on September 14, 2017, and of the financing committee of the Board of Directors adopted on November 15, 2017, certified pursuant to the Company’s Secretary’s Certificate;

(q) copies of certain resolutions of the board of directors of each Guarantor, certified pursuant to the Secretary’s Certificates, as applicable; and

(r) copies of certificates, each dated as of November 30, 2017, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware with respect to each Opinion Party’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate and the factual representations and warranties contained in the Transaction Agreements (as defined below).

Express Scripts Holding Company

November 30, 2017

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinions stated herein.

As used herein, (i) “Opinion Parties” means the Company and each of the Guarantors and (ii) “Transaction Agreements” means the Indenture, the Note Certificates and the Guarantees.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms under the laws of the State of New York.

2. The Guarantees of each Guarantor have been duly authorized by all requisite corporate action on the part of such Guarantor and duly executed by each such Guarantor under the DGCL, and, when the Note Certificates are issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, each Guarantee will constitute the valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)	the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

Express Scripts Holding Company

November 30, 2017

(c)	except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)	we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver, or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(e)	we call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement;

(f)	we do not express any opinion with respect to the enforceability of Section 13.1 of the Base Indenture to the extent that such section provides that the obligations of the Guarantors are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(g)	we do not express any opinion with respect to the enforceability of the provisions contained in Section 13.11 of the Base Indenture to the extent that such provisions limit the obligation of the Guarantors under the Indenture or any right of contribution of any party with respect to the Guarantees; and

(h)	to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

Express Scripts Holding Company

November 30, 2017

In addition, in rendering the foregoing opinions we have assumed that:

(a)	neither the execution and delivery by an Opinion Party of the Transaction Agreements to which such Opinion Party is a party nor the performance by such Opinion Party of its obligations thereunder, including the issuance and sale of the Securities contemplated thereby: (i) conflicted or will conflict with the certificate of incorporation of any Opinion Party, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which any Opinion Party or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2016), (iii) contravened or will contravene any order or decree of any governmental authority to which any Opinion Party or its property is subject, or (iv) violated or will violate any law, rule or regulation to which any Opinion Party or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined on Law); and

(b)	neither the execution and delivery by any Opinion Party of the Transaction Agreements to which such Opinion Party is a party nor the performance by such Opinion Party of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

S.J.K.

Schedule I

Guarantors

Legal Name	Type of Entity	Jurisdiction of Incorporation Formation
Express Scripts, Inc.	Corporation	Delaware

Medco Health Solutions, Inc.	Corporation	Delaware